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                                                                 EXHIBIT 12

                           COMPUTATION OF RATIOS

           INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED
  STOCK DIVIDENDS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1993

                                                               1994      1995
                                                             --------  --------
                                                                (DOLLARS IN
                                                                THOUSANDS)
     Earnings:
       Net income........................................... $153,418  $107,681
     Add:
       Provision for income taxes...........................   89,559    73,935
       Fixed charges........................................  300,118   250,049
     Less:
       Capitalized interest.................................   31,772    29,226
                                                             --------  --------
       Earnings as adjusted(A).............................. $511,323  $402,439
                                                             ========  ========
       Preferred dividend requirement....................... $  5,095  $  1,973
       Ratio of income before provision for income taxes
        to net income.......................................      158%      169%
                                                             --------  --------
       Preferred dividend factor on pretax basis............    8,050     3,334
                                                             --------  --------
       Fixed Charges:
         Interest expense...................................  268,346   220,823
         Capitalized interest...............................   31,772    29,226
                                                             --------  --------
       Fixed charges as adjusted............................  300,118   250,049
                                                             --------  --------
       Fixed charges and preferred stock dividends(B)....... $308,168  $253,383
                                                             ========  ========
       Ratio of earnings to fixed charges and preferred
        stock dividends (A) divided by (B)..................     1.66x     1.59x
                                                             ========  ========
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